EXHIBIT 5.1

ROBINSON BROG LEINWAND GREENE GENOVESE & GLUCK P.C.

875 THIRD AVENUE

NEW YORK, NEW YORK 10022-0123

(212) 603-6300

FAX (212) 956-2164

August 4, 2015

xG Technology, Inc.

240 S. Pineapple Avenue, Suite 701
Sarasota, FL 34236

Ladies and Gentlemen:

We have acted as counsel to xG Technology, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-203853), as amended through the date hereof (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the related prospectus, dated August 4, 2015, relating to the public offering of (1) up to 1,180,000 Class A Units (the “Class A Units”), each of which consists of one share (the “Shares”) of common stock, par value $0.00001 per share (the “Common Stock”), and 0.5 of a Series A Warrant (the “Series A Warrants”) to purchase one share of Common Stock (the “Series A Warrant Shares”), (2) up to 2,061,758 Class B Units (the “Class B Units”), each of which consists of one pre-funded Series B Warrant (the “Pre-funded Series B Warrants”) to purchase one share of Common Stock (the “Pre-funded Series B Warrant Shares”) and 0.5 of a Series A Warrant to purchase one share of Common Stock (the “Additional Series A Warrant Shares,” and together with the Series A Warrant Shares and Pre-funded Series B Warrant Shares, the “Warrant Shares”), (3) up to 885,000 Series C Warrants (the “Series C Warrants”), each to purchase one additional Class A Unit (the “Additional Class A Units”) and (4) up to 1,546,319 Series D Warrants (the “Series D Warrants,” and together with the Series A Warrants, Pre-funded Series B Warrants and Series C Warrants, the “Warrants”), each to purchase one additional Class B Unit (the “Additional Class B Units”).

In connection with this matter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following: (a) the Certificate of Incorporation of the Company, as amended to date, (b) the By-laws of the Company, as amended to date, and (c) the Registration Statement and all exhibits thereto. In addition to the foregoing, we also have relied as to matters of fact upon the representations made by the Company and its representatives and we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

We are members of the Bar of the State of New York. We do not hold ourselves out as being conversant with, or expressing any opinion with respect to, the laws of any jurisdiction other than the federal laws of the United States of America, the laws of the State of New York, and the Delaware General Corporation Law (the "DGCL"). Accordingly, the opinions expressed herein are expressly limited to the federal laws of the United States of America, the laws of the State of New York, and the DGCL.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that:

1.	The Class A Units have been duly authorized by the Company, and when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, will be valid and legally binding obligations of the Company;

2.	The Class B Units have been duly authorized by the Company, and when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, will be valid and legally binding obligations of the Company;

3.	The Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable;

4.	The Warrants have been duly authorized by the Company and, provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, then the Warrants, when issued and sold in the manner contemplated by the Registration Statement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms;

5.	The Warrant Shares have been duly authorized and, when issued and delivered by the Company against payment therefor, upon the exercise of the Series A Warrants or Pre-funded Series B Warrants, as applicable, in accordance with the terms therein, will be validly issued, fully paid and non-assessable;

6.	The Additional Class A Units have been duly authorized by the Company and, provided that the Additional Class A Units have been duly issued and delivered against payment therefor upon the exercise of the Series C Warrants in accordance with the terms therein, then the Additional Class A Units, when so issued and delivered, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms; and

7.	The Additional Class B Units have been duly authorized by the Company and, provided that the Additional Class B Units have been duly issued and delivered against payment therefor upon the exercise of the Series D Warrants in accordance with the terms therein, then the Additional Class B Units, when so issued and delivered, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions expressed herein are subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity) and implied covenants of good faith and fair dealing.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion letter is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the use of our name as it appears under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Robinson Brog Leinwand Greene Genovese & Gluck P.C.
Robinson Brog Leinwand Greene Genovese & Gluck P.C.